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                                                                 EXHIBIT (a)(12)

                             SAMSONITE CORPORATION
                            11200 EAST 45TH AVENUE
                            DENVER, COLORADO 80239

                                                                 June 9, 1998

            OFFER TO PURCHASE COMMON STOCK OF SAMSONITE CORPORATION

Dear Participant in Samsonite Employee Savings Trust:

  Enclosed is a Supplement to the Offer to Purchase dated May 20, 1998 (the "Offer to Purchase") which you previously received from Samsonite Corporation (the "Company"). The Company is now offering to purchase from its stockholders up to 10,500,000 shares (reduced from up to 12,000,000 shares) of its common stock, par value $.01 per share (the "Common Stock"), and the associated preferred stock purchase rights (the "Rights") (the Common Stock and the Rights, on and after the date of their distribution, are herein referred to as the "Shares") at $40.00 per Share, net to the seller in cash, upon the terms and conditions set forth in the Offer. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the letter dated June 3, 1998 from the Company to you.

  The Offer has been extended. YOU MUST SEND YOUR YELLOW TENDER INSTRUCTION FORM TO THE TRUSTEE OF THE 401(k) PLAN FOR RECEIPT BY 4:00 P.M., NEW YORK CITY TIME (2:00 P.M., DENVER TIME), WEDNESDAY, JUNE 17, 1998. You may tender some or all of your Fund Shares which were allocated to your account as of 3:00 P.M., New York City time (1:00 P.M., Denver time), June 17, 1998 (excluding fractional Shares). You may also withdraw any tender you have made under the Offer provided you do so prior to June 17, 1998.

  Except as referred to above, the terms of the letter dated June 3, 1998 from the Company to you, the Tender Instruction Form that was attached thereto and the Memorandum of Questions and Answers, all of which you received on or about June 3, 1998, remain unchanged.

                                          Sincerely,

                                          Samsonite Corporation